Exhibit 10.01

Citigroup Inc.

399 Park Avenue

3rd Floor

New York. NY 10022

September 11, 2009

Mr. Eugene M. McQuade

Dear Gene:

We are delighted to extend to you an offer to join Citibank, N.A. (the “Company”) as Chief Executive Officer of the Company. Your employment will commence on the first business day occurring not later than one week after this letter becomes an effective binding agreement in accordance with paragraph 17 below (the “Commencement Date”) and will continue until terminated by you, by the Company, or by reason of your death or Disability (as defined in paragraph 6 below).

If you accept, you will be joining a family of companies, Citigroup Inc. and its subsidiaries and affiliates (“Citi”), that serves over 200 million customers in more than 100 countries and is bound together by a steady focus on growth, a workforce committed to excellence, and a workplace based on mutual respect, where every employee can make a difference.

In your capacity as Chief Executive Officer of the Company, you will report directly to the Chief Executive Officer of Citi; you will be a member of Citi’s senior-most management bodies which, at this time, are the Executive Committee and the Senior Leadership Committee; and you shall perform such duties as are consistent with your position as Chief Executive Officer of the Company. You agree that during your employment with the Company you will devote substantially all of your business time and services to the business and affairs of the Company; provided that you may continue to serve on the board of directors of XL Capital Ltd., and the Company will not unreasonably withhold its consent to your serving on a second corporate board of directors, in each case so long as such service does not present a conflict or otherwise interfere with the performance of your duties to the Company.

1.     BASE SALARY. Your salary will be paid in accordance with the Company’s standard policies in effect from time to time (currently, semi-monthly) at an annual rate of $500,000, subject to increase in the discretion of the Personnel and Compensation Committee of the Board of

Directors of Citi, which increase for the period through the end of 2010 shall be consistent with any increases in the annual base salaries of other members of the Executive Committee who are Structured Employees.

2.              INCENTIVE AWARDS.

(a) With respect to 2009, you will receive an incentive award with a pre-tax nominal value of $5,000,000 (the “2009 Award”), subject to paragraphs 2(c) and 8(b) below, when incentive awards are made to similarly situated senior executives of Citi (in early 2010, but in all events by March 15, 2010). Thereafter, you will be eligible to be considered for discretionary incentive awards (each, a “Discretionary Award”), which are generally expected to be made on an annual basis and may recognize Citi’s and/or the Company’s performance as well as your performance of your job functions in accordance with the Company’s standards and policies in effect from time to time. Any Discretionary Awards will be determined on the same basis, and delivered to you at the same time, as such awards provided to other similarly situated executives of Citi. In order to be eligible to receive any Discretionary Award, you must be actively employed on the date the award is granted.

(b) The 2009 Award, as well as any Discretionary Award, may be granted as a combination of a cash bonus and one or more equity awards in accordance with Citi’s incentive programs covering other similarly situated executives of Citi, as in effect from time to time; provided that the current cash component of each such annual Award shall be not less than 80%, subject in each case to paragraphs 2(c) and 8(b) below.

(c) The 2009 Award shall be structured in a manner consistent with the compensation structure approved by the Special Master for TARP Executive Compensation (the “Special Master”) for such of the executive officers and the other most highly compensated employees of Citi who are not subject to the bonus payment limitations under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 or otherwise from time to time (together with applicable implementing guidance, rules and regulations as the same shall be in effect from time to time, “EESA”) (such executive officers and employees, the “Structured Employees” and the executive officers and employees who are subject to such bonus payment limitations, the “Restricted Employees”), in each case subject to the proviso in paragraph 2(b) above if approved by the Special Master. Any Discretionary Award shall be structured in a manner consistent with the compensation structure approved by the Special Master for (i) the Structured Employees, if on the date of grant of such Discretionary Award you are a Structured Employee, or (ii) the Restricted Employees, if on the date of grant of such Discretionary Award you are a Restricted Employee, in each case subject to the proviso in paragraph 2(b) above if approved by the Special Master.

3.     VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE. If you voluntarily terminate your employment without Good Cause (as defined below) or are terminated by the Company for Cause (as defined below), you will not be eligible to receive the 2009 Award or any Discretionary Award, in each case, if such award has not been granted to you as of the date of such termination, and any such award that is outstanding as of such date shall be cancelled if such termination occurs before the date of the scheduled vesting or settlement of such award.

The Company or Citi shall have “Cause” to void the guarantee of your 2009 Award or terminate your employment if: (i) you engage in excessive risk taking in contravention of standards established or revised by Citi Risk Management and/or Citi senior management (“Management”) or you knowingly fail to comply with any balance sheet or working or regulatory capital guidance provided by Management; (ii) you are subject to an action taken by a regulatory body or a self regulatory organization (“SRO”) as a result of your act or omission which substantially impairs you from performing your duties; (iii) you engage in material misconduct in connection with your employment including a material breach of Citi’s compliance and control policies; (iv) you materially breach non-compliance related policies or rules including with respect to expense management and human resources; (v) you are willfully dishonest in connection with your employment; (vi) you breach your fiduciary duty of loyalty to Citi; (vii) you knowingly violate a federal or state securities or banking law, rule or regulation or you knowingly violate the constitution, by-laws, rules or regulations of a regulatory authority or SRO; (viii) you fail to become and remain licensed to perform your duties if and only if any licensing requirements become applicable to you (in which case you will have a reasonable period of time to become licensed and the Company will assist you in that process); (ix) you fail to devote substantially all of your professional time to your assigned duties and to the business of Citi (except as may be expressly permitted or authorized under this letter and Citi’s Outside Directorships and Business Interests policy); (x) you are convicted of a felony or a crime of breach of trust, money laundering or dishonesty or you participate in a pre-trial diversion program after being charged or indicted for a felony or such crime in connection with which program you formally admit to criminal misconduct; (xi) you fail to perform your lawfully assigned duties promptly after written demand therefore or you are grossly negligent in the performance of such duties; or (xii) you made a material misrepresentation or omission in the furtherance of your hiring or retention. For this purpose, any failure of compliance with guidance or violation of law, rule, regulation, constitution or by-law, whether by action or failure to act, will be deemed to have occurred

“knowingly” if you knew or should have known of such guidance, law, rule, regulation, constitution or by-law and any action or failure to act by you will be deemed “willful” unless it was effected or refrained from by you in good faith and with a reasonable belief that such action or failure to act was lawful, in compliance with Company policy and in the best interests of the Company.

4.     BENEFITS. You will be eligible to participate in the Company’s comprehensive benefit programs, plans and arrangements (including perquisites, if any) on the same basis as other members of the Executive Committee as in effect from time to time, subject to paragraph 8(b) below. The Company wiII pay you $150,000 in reimbursement of expenses incurred by you in connection with accepting our offer of employment.

5.     TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR FOR GOOD CAUSE.

(a) In the event that the Company terminates your employment without Cause or you terminate your employment for Good Cause (as defined below), the Company will pay you any earned but unpaid base salary through the effective date of such termination. In addition, subject to your execution and non-revocation of a release of claims, substantially in the form attached as Exhibit A, if such termination occurs:

(i)    before your receipt of the 2009 Award, the Company will provide you with a cash payment of $5,000,000, subject to paragraph 8(b) below; and

(ii)   after your receipt of the 2009 Award, the 2009 Award will fully vest and become payable, subject to paragraph 8(b) below.

(b) In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this letter and such amounts shall not be reduced whether or not you obtain other employment.

(c) “Good Cause” shall mean, without your written consent, (i) a material reduction in your responsibilities, duties or authority; (ii) your removal without your consent from the Executive Committee or the Senior Leadership Committee of Citi (or either of their respective successors); (iii) a significant reduction in compensation that is either not related to your performance or not applicable to senior executives at your level; provided, however, that any such significant reduction pursuant to paragraph 8(b) below shall not constitute Good Cause; (iv) a change in your reporting relationship that results in your reporting to someone other than the Chief

Executive Officer of Citi; and (v) the material interference by the Company or Citi with your authority to perform your duties in a manner consistent with applicable regulatory requirements and sound business practices.

(d) Any termination by the Company for Cause, or by you for Good Cause, shall be communicated by a Notice of Termination to the other party hereto given in accordance with paragraph 18 below. “Notice of Termination” shall mean a written notice which: (i) indicates the specific termination provision in this letter relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by you or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Cause or Cause shall not constitute a waiver of any right of you or the Company, respectively, hereunder or preclude you or the Company, respectively, from asserting such fact or circumstance in enforcing your or the Company’s rights hereunder. For this purpose, “Date of Termination” shall mean the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be. Any Notice of Termination delivered by you shall be invalid unless you provide such Notice within 90 days after the initial existence of the condition on which the Notice of Termination is based, and Citi shall have 40 days after its receipt of your Notice of Termination to remedy the condition and not be obligated to pay any amount described in paragraph 5(a) above.

6.     DEATH OR DISABILITY. In the event of a termination of your employment due to death or Disability (as defined in the Company’s long-term disability plan) at any time:

(a) after the Commencement Date but before your receipt of the 2009 Award, the Company will provide you with a cash payment in an amount equal to the sum of:

(i)    any earned but unpaid base salary through the effective date of such termination (which, in the case of a Disability, will be net of any payments received under the Company’s long term disability plan); and

(ii)   an amount equal to $5,000,000, multiplied by a fraction, the numerator of which shall be the number of days from the Commencement Date through the effective date of such termination, and the denominator of which shall be the number of days from the Commencement Date through December 31, 2009; and

(b) after your receipt of the 2009 Award, a pro rata portion of the 2009 Award will vest and become payable, based on the number of days that you were employed during the service period applicable to the 2009 Award, subject to paragraph 8(b) below.

7.     STOCK OWNERSHIP COMMITMENT. Citi is a leader among companies that maintain a stock ownership commitment. For so long as you remain a member of senior management, you will be required to hold 75% of the net (after tax) shares you acquire under Citi’s equity programs.

8.     REGULATORY MATIERS. (a) Effective with the commencement of your employment, you will become a Section 16 Officer of Citi and you will be subject to Regulation O of the Board of Governors of the Federal Reserve Bank, Citi’s Loan Prohibition Policy and the Corporate Personal Trading Policy. You will receive more information about these policies prior to your commencement of employment.

(b) Payment or accrual of any portion of the 2009 Award, any Discretionary Award or any other compensation or benefits will be subject to (i) the approval of the Special Master to the extent required under EESA (including the regulations thereunder), (ii) any compensation payment or accrual limitations or clawback requirements applicable to you under EESA (including the regulations thereunder), (iii) any limitations or clawback requirements applicable to you under any agreement entered into between Citi and the United States Treasury Department in connection with Citi’s participation in TARP, the Master Agreement among Citi, certain affiliates of Citi, the Department of the Treasury, the Federal Deposit Insurance Corporation and the Federal Reserve Bank of New York dated as of January 15, 2009, and the Exchange Agreement dated June 9, 2009 between Citi and the United States Treasury Department and/or (iv) any other limitations or clawback provisions required in order to comply with or satisfy any other legal, regulatory or governmental requirements or to qualify for any government loan, subsidy, investment or other program. You agree that at Citi’s request you will sign a waiver of any claims against the United States, Citi and the Company, and the respective directors, officers, employees and agents of Citi and the Company, for any changes to your compensation or benefits that are required to comply with the foregoing.

9.     INDEMNIFICATION. You shall be indemnified to the fullest extent provided by the corporate documents of the Company then in effect or pursuant to applicable law and subject to your execution of applicable undertakings, as provided by such corporate documents or applicable law, including but not limited to recoupment if you do not meet the relevant standard of conduct. The Company shall also provide you with Director and Officer Liability Insurance coverage on the same basis as other similarly situated executives. Subject to paragraph 8(b) above and the foregoing, your right to have legal fees and expenses advanced shall vest on the Commencement Date.

10.  PRIOR AGREEMENTS. We understand that you will abide by any pre-existing terms and conditions that are contained in any contractual restrictive covenants you may have entered into with your current employer or any other prior employer, including any covenants relating to the hiring or solicitation of employees or maintaining the confidentiality of proprietary information. You represent that you have provided the Company with copies of any and all agreements between you and your current or prior employers relating to your conduct in connection with or following termination of your employment with such employer. You and we both agree that the commencement of your employment with the Company will not be in violation of any such preexisting agreement.

11.  NON-SOLICITATION. In consideration of your employment, you agree that while you are employed with the Company and for one year following the resignation or termination of your employment for any reason, you will not directly or indirectly solicit, induce, or otherwise encourage any person to leave the employment of or terminate any client/customer relationship with the Company or any of its subsidiaries or affiliates.

12.  CONFIDENTIAL AND PROPRIETARY INFORMATION. You also agree that during your employment, you will have access to or acquire confidential, client/customer, employee, competitive and/or other business information that is unique and cannot be lawfully duplicated or easily acquired. You understand and agree that you will have a continuing obligation not to use, publish or otherwise disclose such information either during or after your employment with the Company.

13.  COMPLIANCE REQUIREMENTS. You will be subject to Citi’s Personal Trading Policy. In addition, you are required to obtain Citi’s approval should you want to continue with any outside business activity in which you are currently involved except as otherwise disclosed and approved in this letter. If you have received material and nonpublic information about an issuer of publicly traded securities through your prior employment or otherwise, you may not use such information in the course of your employment for so long as the information remains material, nonpublic and is not otherwise disclosed to Citi through its own business with a potential client or issuer or other permissible means. Further, in accordance with the federal securities laws and Citi policy, you may not use such information to trade any securities for your own account or any related accounts, and you may not use such information to direct or influence trading. If you have any questions as to whether the information you have is material and nonpublic, you should consult your HR Generalist.

14.  GOVERNING LAW AND ARBITRATION. The terms and conditions set forth in this letter will be governed by and interpreted in accordance with the laws of the State of New York. Any controversy or dispute relating to your employment with or separation from the Company or Citi, including with respect to the terms and conditions set forth in this letter, will be resolved in accordance with the Employment Arbitration Policy described in the enclosed Principles of Employment, which are incorporated herein by reference.

15.  TAXES. All payments to you, incentive awards, perquisites and benefits set forth in this letter are subject to, and the Company will withhold, such federal, state and local taxes as the Company reasonably determines are required by applicable law or regulation. You remain obligated to pay all required taxes on all payments to you, incentive awards, perquisites and benefits regardless of whether withholding is required or made by the Company. For the avoidance of doubt, you shall not be obligated to pay any amount with respect to any such required taxes to the extent that the Company has withheld such amount.

16.  SECTION 409A. We and you agree that if the payments and benefits under this letter may be subject to Section 409A of the Internal Revenue Code (“Section 409A”), the Company may amend this letter to the extent necessary to comply with Section 409A in order to preserve the payments and benefits provided herein to the extent possible without additional cost to the Company. In addition, you hereby agree that if you are determined by the Company to be a “specified employee” at the time of your “separation from service,” as such terms are defined in Section 409A, then any payment that is due as a result of your separation from service shall not be made until the date that is six months after your separation from service (or, if earlier, your death).

17.  EFFECTIVENESS. This letter shall not become an effective binding agreement unless and until, this letter is approved by the Personnel and Compensation Committee of the Board of Citi.

18.  NOTICES. Any notice, request or demand given pursuant to this letter shall be in writing and shall be delivered to the designees below via hand delivery; first-class mail, certified and registered; or overnight delivery by a nationally recognized courier service:

TO YOU: c/o Katten Muchin Rosenman, LLP 575 Madison Avenue New York, New York 10022 Attn: Steven Eckhaus, Esq.	TO THE COMPANY: Citigroup Inc. 399 Park Avenue New York, NY 10043 Attn : Michael Helfer, General Counsel

Your employment is contingent upon successful completion of any and all procedures and verifications to meet employment eligibility, recognizing that the drug testing and fingerprinting have already been successfully completed.

This letter, along with the enclosed Principles of Employment which you have already signed and the Executive Employment Termination Notice and Non-Solicitation Policy (the “Executive Policy”), which are incorporated herein by reference, describe the Company’s offer of employment. Any discussions that you may have had with us are not part of this offer unless they are described in this letter, the applicable Employee Handbook, the Citi Code of Conduct, the Principles of Employment or the Executive Policy (which you must read carefully, sign and return as part of accepting our offer). This letter should not be construed as a promise or guarantee of employment for any defined period of time. Your employment with the Company is “at will”, which affords either party the right to terminate the relationship at any time for any reason or for no reason at all not otherwise prohibited by law.

We are confident that Citi will provide you with a rewarding and challenging career, and I look forward to working with you in your new role.

Please let me know that you have accepted this offer by signing below and returning your signed letter, Principles of Employment and Executive Policy to me.

Sincerely,

/s/ Lewis B. Kaden
Lewis B. Kaden
Vice Chairman
Citigroup, Inc.

ACCEPTED AND AGREED:

/s/ Eugene M. McQuade
Eugene M. McQuade
Date: 10/15/2009

Enclosures:
Principles of Employment
Executive Employment Termination Notice and Non-Solicitation Policy

PRINCIPLES OF EMPLOYMENT

As you consider our offer of employment or continued employment with Citigroup lnc., its subsidiaries, and its and their affiliates (collectively “Citi”), there are certain matters that we want to clarify.  First, you must observe the policies that we publish from time to time for employees.  These include a requirement that you maintain the highest standards of conduct and act within the highest ethical principles.  You must not do anything that may be a conflict of interest with your responsibilities as an employee.. These expectations are included in the U.S. Employee Handbook, the Citi Code of Conduct, and any other policies that apply to your business sector or to Citi employees generally.  These documents are available for your review prior to your acceptance of employment if you choose to review them.  You will be asked to acknowledge receiving a copy of the Employee Handbook and the Citi Code of Conduct on or before your start date. Remember—it is your responsibility to read and understand these policies and expectations.  If you have any questions, now or in the future, please ask Human Resources.

Second, you must never use (except when necessary in your employment with us), nor disclose to any unauthorized person within Citi or anyone not affiliated with Citi, any personal, proprietary or confidential information you obtain as a result of your employment with us (“Confidential Information”).  This applies both while you are employed with us and after that employment ends.  If you leave our employ, you may not disclose, use retain or take with you any Confidential Information, or any writing or other record that relates to Confidential Information.

Third, your employment with us requires your full attention. You waive any rights to and further agree to assign, and hereby do assign, any work of authorship, invention, discovery, development or improvement made or conceived by you, either alone or jointly with others, during the time you are employed by us which pertains to our business; arises out of your employment; is aided by the use of time, materials, property or facilities of Citi; or is at Citi’s request and expense (“Intellectual Property”).  Works of authorship created within the scope of your employment are owned by Citi as “works for hire”.  In addition, in the event that you currently own rights in any inventions or technologies (such as financial models, trading strategies or software programs) that pertain to Citi’s business (“Other Technologies”), you are required to notify your manager of the existence and nature of such things prior to your employment with us.  Unless you obtain a signed written agreement from an authorized representative of Citi providing otherwise prior to your employment with us, you agree to assign, and hereby do assign, to us any interest that you have in such Other Technologies.  Additionally you agree to assist Citi in connection with any effort to perfect the assignment of Intellectual Property including Other Technologies; any .controversy or legal proceeding relating to Intellectual Property; and in obtaining domestic and foreign patent(s), copyright or other protection covering Intellectual Property.  You also must irrevocably waive author’s moral rights relating to Intellectual Property and not exercise such right in any manner.

Fourth, you agree to follow our dispute resolution/arbitration procedure for resolving all disputes(1) arising out of or relating to your employment with and separation from Citi.  This applies while you are employed by us as well as after your employment ends. While we hope that disputes with our employees will never arise, we want them resolved promptly if they do arise.  These procedures do not preclude us from taking disciplinary actions (including terminations) at any time, but if you dispute those actions, we both agree that the disagreement will be resolved through these procedures.  Our procedures are divided into two parts:

1.                                      An internal dispute resolution procedure that allows you to seek review of any action taken regarding your employment or termination of your employment which you think is unfair.

2.                                      In the unusual situation when this procedure does not fully resolve a dispute, and such dispute is based upon a legally protected right (i.e., statutory, contractual, or common law), we both agree to submit the dispute, within the time provided by the applicable statute(s) of limitations, to binding arbitration as follows:

•                  Before the arbitration facilities of the Financial Industry Regulatory Authority, Inc. (“FINRA”) if: (1) you’re a registered person or hold a securities Iicense(s) with a self-regulatory organization and are employed by Citigroup Global Markets Inc. (“CGMI”); or, (2) you’re a registered person or hold a securities license(s) with a self-regulatory organization, you’re employed by CGMI (the “Secondary Employer”) and another Citi affiliate (the “Primary Employer”) (which together make you a “Dual Employee”), and your dispute involves the Secondary Employer or activities related to your securities Iicense(s).  In such Dual Employee instances, any other related disputes you may have against your Primary Employer must be heard before the FINRA as well.

•                  Before the American Arbitration Association (“AAA”) where you don’t meet the criteria above for FINRA arbitration, FINRA declines the use of its facilities, or you are a Dual Employee and your dispute does not involve CGMI or activities related to” your securities Iicense(s).

Arbitrations shall be conducted in accordance with the respective arbitration rules of the FINRA or AAA, as applicable, then in effect and as supplemented by Citi’s Arbitration

(1)  These include, but aren’t limited to, all claims, demands, or actions alleging unlawful employment discrimination or other conduct under Title VII of the Civil Rights Act of 1964, the Civil Rights ‘Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, and all amendments thereto, and any other federal, state, or local statute or regulation or common law doctrine regarding employment, employment discrimination, the terms and conditions of employment, termination of employment, compensation, breach of contract, defamation, retaliation or whistleblower claims, and any claims arising under the Citigroup Separation Pay Plan.

Policy then in effect (“Arbitration Policy”).  A detailed description of the Arbitration Policy is included in the Employee Handbook, and is available for review prior to your acceptance of employment if you choose to review it.  Again, it is your responsibility to read and understand the dispute resolution/arbitration procedure.  If you have any questions, now or in the future, please ask Human Resources.

Fifth, nothing herein constitutes a contract of employment for a definite period of time.  The employment relationship is “at-will” which affords either party the right “to terminate the relationship at any time for no reason or any reason not otherwise prohibited by applicable law.  Citi retains the right to decrease an employee’s compensation and/or benefits, transfer or demote an employee, or otherwise change the terms and conditions of any employee’s employment with Citi at any time with or without notice at its sole discretion.

We believe these matters are important to you as an employee and to us as an employer.  Your acceptance of our offer of employment with Citi constitutes your acceptance of the aforementioned provisions.

Understood and agreed.

_/s/ Eugene McQuade	7/21/09
Signature	Date

Paul D. McKinnon

Head of Human Resources

399 Park Avenue

New York, NY 10022

August 4, 2011

Mr. Eugene M. McQuade

CEO

Citibank, N.A.

399 Park Avenue

New York, New York  10044

Dear Gene:

This letter is to advise you that Section 2(b) of our letter agreement dated September 11, 2009, shall read as follows, applicable to awards made after February 1, 2011:

(b) Effective February 1, 2011, any Discretionary Award may be granted as a combination of a cash bonus and/or one or more equity or deferred awards in accordance with Citi’s Capital Accumulation Program (CAP) or other incentive programs covering similarly situated executives of Citi, as in effect from time to time, subject to paragraphs 2(c) and 8(b) below. In addition, effective February 1, 2011, for any future Discretionary Award you may receive, you shall be granted sufficient service credit as of the award date to attain the Rule of 60 as in effect at the time of the award date. This grant of additional service credit shall not apply to the 2009 Award or Discretionary Awards made before February 1, 2011.

These changes to your employment arrangement are subject to approval by the Personnel and Compensation Committee of the Board of Directors of Citigroup Inc. If you agree with the foregoing, please sign two copies of this letter and return one to me.

Sincerely,

Paul McKinnon

Global Head, Human Resources

Agreed and accepted:

/s/ Eugene M. McQuade
Eugene M. McQuade